Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-265496 and 333-257868), Registration Statement on Form S-3 (Registration No. 333-292112), and Registration Statements on Form S-1 (Registration Nos. 333-274251, 333-272082 and 333-283668) of Transcode Therapeutics, Inc. (the “Company”) of our report dated April 15, 2026, (which includes an explanatory paragraph relating to Transcode Therapeutics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 15, 2026